                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                              Wyman Gordon Company
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                              WYMAN-GORDON COMPANY
                              244 WORCESTER STREET
                               NORTH GRAFTON, MA

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              ON OCTOBER 21, 1998

To the Holders of Common Stock:

     The 1998 Annual Meeting of Stockholders of Wyman-Gordon Company will be held at Worcester Historical Museum, 30 Elm Street, Worcester, Massachusetts on Wednesday, October 21, 1998 at 10:00 A.M. for the following purposes:

     (1) To elect four persons to the Board of Directors, each for a three-year term expiring in 2001 and until his successor is elected and qualified.

     (2) To vote upon the selection of independent auditors for the Company for the fiscal year 1999.

     (3) To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     By vote of the directors, stockholders of record at the close of business on August 19, 1998 are the stockholders entitled to vote at the 1998 Annual Meeting.

     It is important that your stock be represented at the Annual Meeting. You are encouraged to date, sign and return your proxy in the accompanying envelope to State Street Bank & Trust Company, c/o Boston EquiServe Limited Partnership,
P. O. Box 8200, Boston, Massachusetts 02266-8200 whether or not you expect to be able to attend the meeting in person. Your proxy is revocable up to the time it is voted, and you may vote in person at the Annual Meeting even though you have previously submitted your proxy.

     Directions to Worcester Historical Museum are included on the outside cover of this Notice of 1998 Annual Meeting, Proxy Statement and Form 10-K.

                                          WALLACE F. WHITNEY, JR.
                                          Clerk

September 3, 1998

                              WYMAN-GORDON COMPANY
                              244 WORCESTER STREET
                          NORTH GRAFTON, MASSACHUSETTS

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 21, 1998

     This Proxy Statement is furnished in connection with the Annual Meeting of Stockholders of Wyman-Gordon Company to be held at Worcester Historical Museum, 30 Elm Street, Worcester, Massachusetts, on Wednesday, October 21, 1998 at 10:00 A.M. The Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about September 3, 1998.

     Proxies delivered in response to this solicitation may be revoked by persons executing them at any time prior to the exercise of the power they confer. The proxies are solicited by the Board of Directors of the Company. All expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation may be made in part by telephone.

     August 19, 1998 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. The outstanding capital stock of the Company, as of August 19, 1998 consisted of 36,560,848 shares of common stock, par value $1.00 per share, (the "Shares"). The Shares vote as a single class and each Share has one vote.

                           1.  ELECTION OF DIRECTORS

     Four directors will be elected at the meeting to hold office until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified. Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote the Shares to which the proxy relates for the election to the Board of Directors of the four nominees listed below. The affirmative vote of a majority of the Shares voting at the Annual Meeting is required for election.

NOMINEES FOR THREE-YEAR TERM

     DAVID P. GRUBER, age 56, Chairman of the Board and Chief Executive Officer of the Company. Director of the Company since 1992. Term expires in 1998.

     Mr. Gruber was elected to his current position in October 1997 having served as President and Chief Executive Officer from May 1994 until October 1997 and as President and Chief Operating Officer of the Company from October 1991 until May 1994. Prior to that time, he was employed by Norton Company (manufacturer of abrasives and ceramic products) since 1978 including serving as its Vice President, Advanced Ceramics from 1987 to 1991. He is a Director of State Street Corporation, a Trustee of the Manufacturers' Alliance for Productivity and Innovation, and is a member of the Mechanical Engineering Advisory Committee of the Worcester Polytechnic Institute.

     ROBERT L. LEIBENSPERGER, age 59, Executive Vice President, Chief Operating Officer & President - Bearings of The Timken Company, Canton, Ohio (a manufacturer of precision bearings.)

     Mr. Leibensperger joined the Company's Board of Directors in January 1998. Mr. Leibensperger has been employed by The Timken Company since 1960, where he has held various research, engineering, sales and marketing, and executive positions. Mr. Leibensperger is a member of the American Bearing Manufacturers Association Executive Committee, the Council on Competitiveness Global R&D Committee, the Stark County (Ohio) Capital Campaigns Committee, the Cultural Center for the Arts (Canton, Ohio) House & Grounds Committee and the Goodwill Industries (Canton, Ohio) Transportation Services Committee.

     ANDREW E. LIETZ, age 59, President and Chief Executive Officer and Director of HADCO Corporation, Salem, New Hampshire. (Manufacturer of electronic interconnect products.)

     Mr. Lietz joined the Company's Board of Directors in January 1998. Mr. Lietz has held various executive positions with HADCO Corporation since 1984. He is a director of EnergyNorth, Inc., Business and Industry Association and National Electronics Manufacturing Initiative, as well as a member of the Advisory Board of the University of New Hampshire Whittemore School of Business and the Executive Committee of New Hampshire Industrial Research Center.

     J. DOUGLAS WHELAN, age 59, President and Chief Operating Officer of the Company.

     Mr. Whelan joined the Company's Board of Directors in 1998. He was elected to his current position in October 1997 having served from 1994 as the President of the Company's Forgings Division. From 1965 through 1994, Mr. Whelan served in various capacities with the Cameron forging operations of Cooper Industries, which operations merged with the Company in 1994. Mr. Whelan is a director of Sifco Industries, Inc. and a member of the President's Council of Manufacturers Alliance.

CONTINUING DIRECTORS

     E. PAUL CASEY, age 68, Chairman and General Partner, Metapoint Partners, Peabody, Massachusetts (an investment partnership). Director of the Company since 1993. Term expires in 1999.

     Mr. Casey established Metapoint Partners in 1988. He served as Vice Chairman of Textron, Inc. from 1986 to 1987 and as Chief Executive Officer and President of Ex-Cell-O Corporation from 1978 to 1986. Mr. Casey is a Director of Comerica, Inc. and Hood Enterprises, Inc., a Trustee of Henry Ford Health Care System, and President of the Hobe Sound, Florida Community Chest.

     WARNER S. FLETCHER, age 53, Attorney and Director of the law firm of Fletcher, Tilton & Whipple, P.C., Worcester, Massachusetts. Director of the Company since 1987. Term expires in 1999.

     Mr. Fletcher is an Advisory Director of Bank of Boston, Worcester. He is also Chairman of The Stoddard Charitable Trust, a Trustee of The Fletcher Foundation, the George I. Alden Trust, the Worcester Polytechnic Institute, the Worcester Foundation for Biomedical Research, the Bancroft School and the Worcester Art Museum.

     ROBERT G. FOSTER, age 60, President, Chief Executive Officer and Chairman of the Board of Commonwealth BioVentures, Inc., Portland, Maine (a venture capital company engaged in biotechnology) since 1987. Director of the Company since 1989. Term expires in 2000.

     Mr. Foster is a Director of United Timber Corp., Meridian Medical Technologies, Phytera, the Small Enterprise Growth Fund for the State of Maine, Intellicare American, and Epic Pharmaceuticals.

     CHARLES W. GRIGG, age 59, Chairman, Chief Executive Officer and President of SPS Technologies, Inc., Jenkintown, Pennsylvania (a manufacturer of high technology products in the fields of fastening, precision components and materials handling). Director of the Company since 1996. Term expires in 2000.

     Prior to joining SPS Technologies in 1993, Mr. Grigg spent ten years at Watts Industries, Inc. (a Massachusetts manufacturer of valves for industrial applications), the last nine of which he served as President and Chief Operating Officer.

     M HOWARD JACOBSON, age 65, Senior Advisor, Private Advisory Services, Bankers Trust. Director of the Company since 1993. Term expires in 1999.

     Mr. Jacobson was for many years President and Treasurer and a Director of Idle Wild Foods, Inc. until that company was sold in 1986. Mr. Jacobson is a Director of Allmerica Financial Corporation, Stonyfield Farm, Inc. and Boston Chicken, Inc. He is Chairman of the Overseers of WGBH Public Broadcasting, a Trustee of the Worcester Foundation for Biomedical Research, the Massachusetts Biotechnology Research Institute, the Worcester Polytechnic Institute, University of Massachusetts Memorial Healthcare and a member of the Harvard University Overseers' Committee on University Resources. He also is a member of the Commonwealth of Massachusetts Board of Higher Education.

     DAVID A. WHITE, JR., age 56, Senior Vice President, Strategic Planning of Cooper Industries, Inc. Director of the Company since 1996. Term expires in 1999.

     Since joining Cooper Industries as a Planning Analyst in 1971, Mr. White has served in various planning and finance capacities. In 1980, he was named Vice President and General Manager of the Cooper Power Tools Division and in 1988 he became Vice President, Corporate Planning and Development. He assumed his present position in 1996. Mr. White serves as Chairman of the Strategic Planning and Development Council of the Manufacturers' Alliance for Productivity and Innovation.

RETIRING DIRECTORS

     Three individuals who have served as directors during the 1998 fiscal year will discontinue their affiliation with the Board after the Annual Meeting. Russell E. Fuller, has been a Director of the Company since 1988. His current term expires at the Annual Meeting and since Mr. Fuller has reached the Company's mandatory retirement age for Directors, he will not stand for re-election. H. John Riley, Jr., who has been a Director since 1994 and whose term expires at the Annual Meeting, has decided not to stand for re-election. Judith S. King who has been a Director since 1990, has decided to retire from the Board.

COMMITTEES OF THE BOARD

     The Board of Directors has standing Compensation, Finance and Audit, Directors and Environment, Health and Safety Committees.

     The members of the Compensation Committee are Mr. Casey (Chairman), Mr. Grigg, Mrs. King, and Mr. Riley. Its principal functions are to review and determine remuneration arrangements for senior management and to administer awards under the Company's long-term incentive programs. The Committee held four meetings during the Company's 1998 fiscal year.

     The members of the Finance and Audit Committee are Mr. Jacobson (Chairman), Mr. Fletcher, Mr. Foster, and Mr. White. The principal functions of the Committee are to monitor the overall financial condition of the Company, to provide oversight of pension and employee savings plan investments, to review the systems of internal control, to recommend the engaging or discharging of independent auditors, to consider the scope of the annual audit, and to review the audit. The Finance and Audit Committee and the predecessor Audit Committee each met once during the Company's 1998 fiscal year.

     The members of the Directors Committee are Mr. Fuller (Chairman), Mr. Casey, Mr. Gruber and Mr. Jacobson. Its principal functions are to assist in the identification of nominees for positions on the Board and to advise on the structure and operation of the Board. The Committee met once during the Company's 1998 fiscal year.

     The members of the Environment, Health and Safety Committee are Mr. Grigg (Chairman), Mr. Fletcher, Mr. Gruber and Mr. White. The principal functions of the Committee are to review and assess the Company policies, procedures and practices relating to environmental protection, employee health and workplace safety as well as compliance with applicable environmental, health and safety laws and regulations. The Committee met once during the Company's 1998 fiscal year.

MEETINGS OF THE BOARD

     The Board of Directors held five meetings during the Company's 1998 fiscal year. Non-employee directors of the Company received annual remuneration of $15,000 for their services plus a fee of $1,000 for each Board and Committee meeting attended. Committee chairmen receive an additional annual retainer of $2,000. Non-employee directors will also receive an additional annual retainer of $5,000 paid in shares of restricted stock valued as of the date of each Annual Meeting of the Stockholders. Except for Mr. Foster (who attended five out of seven meetings) and Mr. Leibensperger (who attended one out of two meetings) each director attended at least seventy-five percent of the total number of Board and Committee meetings held while he or she served as a director or member of a Committee.

SHARES OF COMPANY STOCK BENEFICIALLY OWNED BY CERTAIN OWNERS AND BY MANAGEMENT

     The following table shows as of August 17, 1998, information with respect to the holdings of Shares of the Company's common stock, which is the only class of stock outstanding, by shareholders beneficially owning 5% or more of the outstanding Shares and with respect to holdings of Shares by the Company's directors, nominees for director, and executive officers.

                                                                SHARES OF        OPTIONS
                                                              COMPANY STOCK    EXERCISABLE   PERCENT
                    NAME AND ADDRESS OF                       BENEFICIALLY       WITHIN         OF
                    BENEFICIAL OWNER (1)                          OWNED          60 DAYS     CLASS(2)
                    --------------------                      -------------    -----------   --------
Cooper Industries, Inc.(3)..................................   14,000,000                      38.3%
  600 Travis,
  Suite 5800
  Houston, TX 77002

Directors and Officers:
  E. Paul Casey.............................................       25,000          3,999
  Edward J. Davis...........................................           --             --
  Warner S. Fletcher(4)(5)..................................    2,749,127          3,999        7.5%
  Robert G. Foster..........................................          700          3,999
  Russell E. Fuller(6)......................................    1,271,025          3,999        3.5%
  Charles W. Grigg..........................................        1,000          1,666
  David P. Gruber...........................................      183,530        134,167
  M Howard Jacobson.........................................        1,000          3,999
  Judith S. King(4).........................................    1,709,999          3,999        4.7%
  Robert L. Leibensperger...................................           --             --
  Andrew E. Lietz...........................................        1,000             --
  H. John Riley, Jr.(3).....................................           --          3,999
  Sanjay N. Shah............................................       14,247        145,548
  J. Stewart Smith..........................................       10,010          3,333
  Colin Stead...............................................       15,040         20,063
  J. Douglas Whelan.........................................       23,250         46,417
  David A. White, Jr.(3)....................................           --          1,666
  Wallace F. Whitney, Jr....................................       12,507        121,583
  Frank J. Zugel............................................       23,620         74,126
  All directors and executive officers as a group...........    4,403,175        576,562       13.6%

---------------

(1) The address of all directors and executive officers is Wyman-Gordon Company, 244 Worcester Street, North Grafton, MA 01536

(2) Unless otherwise indicated, less than one percent. Includes exercisable options.

(3) Pursuant to an Investment Agreement (the "Investment Agreement") between the Company and Cooper Industries, Inc. ("Cooper") dated as of January 10, 1994, the Company issued 16,500,000 Shares to Cooper on May 26, 1994 in connection with the Company's acquisition of Cooper's Cameron Forged Products Division. The Investment Agreement provides, in part, that during the term of the Agreement, the Company will use its best efforts to cause two persons designated by Cooper and reasonably acceptable to the Company to be elected to the Board of Directors of the Company and to serve as directors of the Company until their successors are duly elected and qualified. Cooper previously designated H. John Riley, Jr., the Chairman, President and Chief Executive Officer of Cooper, and David A. White, Jr., Senior Vice President, Strategic Planning of Cooper, as its representatives on the Company's Board of Directors. The Company has agreed to vote all Shares for which the Company's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of the designees of Cooper except as may otherwise be provided by shareholders submitting such proxies. In December 1995, Cooper issued 16,500,000 6.0% Exchangeable Notes due January 1, 1999 (DECS(SM)). At maturity, the DECS will be mandatorily exchanged by Cooper into Shares, or at Cooper's option, cash. Pursuant to the Investment Agreement, the Company registered the up to 16,500,000 Shares that may be delivered pursuant to the terms of the DECS and paid a portion of the costs of registration and associated costs. In August 1997 Cooper and the Company cooperated in preparing and filing a Post-Effective Amendment to the Company's DECS Registration Statement to permit Cooper to make exchanges of the Company's common stock for the DECS prior to maturity of the DECS, and, to the extent that such exchanges are made on a basis of less than one share of the Company's common stock for each DECS, to sell such excess shares. At the same time, the Company provided Cooper with such consents as were required under the Investment Agreement to permit such early exchanges as well as the contribution to and subsequent sale of 345,000 Shares by Cooper Industries Foundation, a charitable foundation. Cooper, in fact, has exchanged 2,500,000 DECS previously held by Forum Capital Markets L.P. for 2,155,000 Shares which that entity subsequently sold on the open market. As a result, Cooper now owns 14,000,000 Shares. Because Cooper continues to own the 14,000,000 Shares, the provisions of the Investment Agreement will remain in force until such Shares are exchanged at the maturity of the DECS. In light of the January 1, 1999 maturity of the DECS, Cooper will not require the Company to elect a Cooper representative to the Board of Directors to replace H. John Riley, Jr. who has decided not to stand for re-election.

(4) Warner S. Fletcher and Judith S. King are two of the five trustees of The Stoddard Charitable Trust (the "Stoddard Trust"), a charitable trust which owns 1,458,000 Shares. The Shares owned by the Stoddard Trust are therefore reported in the above table. Mr. Fletcher and Mrs. King disclaim any beneficial interest in the Shares owned by the Stoddard Trust.

(5) Mr. Fletcher is a trustee of the Fletcher Foundation, which holds 311,000 Shares and of other trusts that hold 179,880 Shares for the benefit of Judith S. King and her sister, who are his cousins, and 313,733 Shares for the benefit of his sister. Although the Shares owned by the Fletcher Foundation and by such trusts are therefore reported in the above table, Mr. Fletcher disclaims beneficial ownership of such Shares.

(6) Russell E. Fuller is one of six trustees of the George F. and Sybil H. Fuller Foundation (the "Fuller Foundation") and 1,266,025 Shares owned by the Fuller Foundation are therefore reported in the above table. Mr. Fuller disclaims any beneficial interest in the Shares beneficially owned by the Fuller Foundation.

                         COMPENSATION COMMITTEE REPORT

  Overall Policy

     The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for setting and administering the policies that govern the Company's executive compensation and stock ownership programs.

     The Company's executive compensation program is designed to be closely linked to corporate performance and return to stockholders. To this end, the Company maintains an overall compensation policy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified annual performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain talented executives, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based incentive plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

     The Committee approves the compensation of David P. Gruber, Chairman and Chief Executive Officer, and other corporate executives, including Messrs. Davis, Whelan, Whitney and Zugel. The Committee also sets policies in order to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is determined by the Committee (other than Mr. Gruber), the Committee takes into account Mr. Gruber's evaluation of their performance.

     There are three principal elements of the Company's executive compensation program: base salary, annual bonus and long-term stock-based incentives consisting of stock options and performance share grants. The Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Gruber, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package provided by the Company to the individual, including pension benefits, supplemental retirement benefits, savings plans, severance plans, insurance and other benefits, as well as the programs described below. In carrying out its responsibilities the Committee has in recent years obtained advice from William M. Mercer & Co. and Towers Perrin, compensation consulting firms.

BASE SALARIES

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, and also take into account changed responsibilities. The Committee also uses industry surveys to assist in ensuring that executive salaries are consistent with industry practice.

     Mr. Gruber serves as Chairman and Chief Executive Officer of the Company pursuant to a May 16, 1994 Employment Agreement. Mr. Gruber's Employment Agreement calls for the payment of an annual base salary of $300,000 during his service as the Company's Chief Executive Officer or such higher amount as the Board may determine. The Committee and the Board have set Mr. Gruber's annual salary at $475,000 and have voted to increase such annual salary to $510,000 effective October 1998.

ANNUAL BONUS

     The Company maintains a Management Incentive Plan ("MIP") under which executive officers are eligible for an annual cash bonus. The Committee approves individual employee's participation in, and awards under, the MIP based on recommendations of Mr. Gruber. The Committee established goals for earnings per share and return on investment as the basis of MIP payouts for Fiscal Year 1998. In addition, the Committee retained a 20% discretionary factor in determining annual incentive compensation. Under the MIP, Mr. Gruber can receive an incentive payment up to 90% of his base salary. For other participants in the MIP, the maximum bonus opportunities range from 55% to 75% of base salary. Due in large measure to the unexpected problems with the Company's 29,000 ton press in Houston, the Company did not meet its goals for earnings per share and return on investment for Fiscal Year 1998. Recognizing, however, the efforts by management in overcoming the problems created by the press outage, the Committee authorized bonus payments equal to the 20% discretionary factor. As a result, Mr. Gruber earned a bonus of $85,500 for Fiscal Year 1998 while other executive officers earned bonuses ranging from 11% to 15% of base salary.

STOCK BASED COMPENSATION

     Under the Company's 1997 Long-Term Incentive Plan, which was approved by stockholders at the 1997 Annual Meeting of Stockholders, and under predecessor plans, options with respect to the Company's common stock may be granted to the Company's key employees. In addition, the Committee may grant other stock-based awards such as restricted shares, performance shares, phantom shares, performance units and bonus awards. The Committee sets guidelines for the size of awards based on similar factors, including industry surveys, as those used to determine base salaries and annual bonus.

     Stock-based compensation is designed to align the interests of executives with those of the stockholders. The approach is designed to provide an incentive for the creation of stockholder value since the benefit of the compensation package cannot be realized unless stock price appreciates. In the past the Committee has made annual grants of stock options, and during the Company's 1998 Fiscal Year the Committee granted options to a total of 124 key employees. The Committee believes that broad dissemination of options within the Company enhances the benefits to the Company of stock-based incentives. The Committee also believes that significant equity interests in the Company held by the Company's management align the interests of stockholders and management and foster an emphasis on the creation of stockholder value.

     In order to focus on the creation of long-term stockholder value, and with the advice of Towers Perrin, in 1996 the Committee developed an Executive Long-Term Incentive Plan ("LTIP") which results in significant payouts to the participants if significant price appreciation in the Company's stock is achieved. Under the LTIP the Company's executive officers (including Messrs. Gruber, Whelan, Whitney and Zugel) and other key executives will not participate in the annual grant of stock options for the five year term of the LTIP. The LTIP provides for a one-time grant of stock options which are the normal options under the Company's stock option plan except that they vest in equal installments over four years rather than three. The second element of the plan consists of performance stock options that are ten year options that vest upon the achievement of certain stock prices. For example, 10% of the performance stock options vest if the stock reaches $21.00 per Share, and at $30.00 per Share the performance stock options become fully vested. In any event, the options vest seven years after the date of grant. The third element of the LTIP consists of performance shares which are subject to risk of loss and forfeiture if the price of the Shares does not achieve certain price levels. The price levels are the same as under the performance stock options, and if the stock reaches a price of $21.00 per Share, 10% of the performance shares vest and are not subject to forfeiture. Similarly if the price reaches $30.00 per Share, the performance shares vest in their entirety. If the stock fails to reach the target levels during the five year term of the LTIP, then the performance shares are forfeited to the extent the target levels have not been attained. At the time of the grants to executive officers under the LTIP on April 17, 1996, the price of the Company's stock was $16 5/8 per Share. As of September 15, 1997 the price of the Company's stock had reached the $27 per Share level and therefore 80% of the performance stock options have vested and restrictions on 80% of the performance shares have lapsed. Under the terms of the LTIP, the Committee has granted 202,125 stock options, 928,375 performance stock options, and 226,800 performance shares, including the grant to Mr. Gruber of 25,000 stock options, 115,000 performance stock options and 28,500 performance shares.

     When Mr. Gruber became Chief Executive Officer on May 24, 1994 the Committee granted him 150,000 Shares under a Performance Share Agreement at which time the Company's stock price was $5.125 per Share. The Shares granted to Mr. Gruber pursuant to this Agreement are subject to restrictions. Under the Performance Share Agreement, the Shares vested in Mr. Gruber only if he remained in the employ of the Company for a period of five years and if the Company's stock reached target price levels of at least $10 per Share with full vesting at $12 per Share. The $12 target has been achieved, and consequently the Committee has approved an arrangement whereby the 150,000 Shares were transferred to an irrevocable trust that will hold the Shares until May 24, 1999 when they will be distributed to Mr. Gruber or his estate. Mr. Gruber now beneficially owns 185,852 Shares, including the 150,000 Shares issued to him in accordance with the Performance Share Agreement and the 28,500 Shares granted to him under the LTIP. In addition, Mr. Gruber has been granted options to purchase a total of 372,000 Shares.

TAX MATTERS

     The Omnibus Budget Reconciliation Act of 1993 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated officers. The Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's compensation program as described in this report. Towards this end the Company's 1997 Long-Term Incentive Plan approved by the shareholders at the 1997 Annual Meeting of Shareholders has been designed in such a manner so that awards thereunder to the Company's executive officers, including LTIP awards, will qualify as performance-based compensation and, therefore, deductible by the Company.

CONCLUSION

     Through the incentive and stock-based option programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and return to stockholders.

                                            E. Paul Casey, Chairman
                                            Charles W. Grigg
                                            Judith S. King
                                            H. John Riley, Jr.

                             EXECUTIVE COMPENSATION

     The remuneration of the Company's Chief Executive Officer and each of the four most highly compensated executive officers at May 31, 1998 for services rendered to the Company during its fiscal year then ended and the Company's prior two fiscal years ended May 31, 1997 and 1996 is reported in the table set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM AWARDS
                                         ANNUAL COMPENSATION   -------------------------
         NAME AND             FISCAL     -------------------   PERFORMANCE     NUMBER OF      ALL OTHER
    PRINCIPAL POSITION      YEAR ENDED    SALARY     BONUS     SHARE AWARDS     OPTIONS    COMPENSATION(1)
    ------------------      ----------   --------   --------   ------------    ---------   ---------------
David P. Gruber...........   05/31/98    $458,340   $ 85,500          --             --        $24,738
  Chairman and Chief         05/31/97     400,004    286,875          --             --         16,001
  Executive Officer          05/31/96     333,336    262,500      28,500(2)     165,000         10,577
J. Douglas Whelan.........   05/31/98     295,833     45,000          --             --         18,144
  President and              05/31/97     242,333    123,750          --             --         14,677
  Chief Operating Officer    05/31/96     204,000    428,400      19,000(2)     104,500          6,916
Edward J. Davis(3)........   05/31/98      64,169     30,000          --         75,000            880
  Vice President, Chief      05/31/97          --         --          --             --             --
  Financial Officer and      05/31/96          --         --          --             --             --
  Treasurer
Wallace F. Whitney, Jr....   05/31/98     184,168     20,460          --             --          9,744
  Vice President, General    05/31/97     173,340     78,000          --             --          6,827
  Counsel and Clerk          05/31/96     161,500     82,500      14,000(2)      78,000          6,222
Frank J. Zugel............   05/31/98     215,004     28,600          --             --         13,110
  President, Marketing       05/31/97     198,335     76,200          --             --          9,569
                             05/31/96     184,015     30,400      19,000(2)     104,500          6,886

---------------

(1) Consists of group term life insurance premiums, the value of the Shares allocated to the executive's account under the Company's Savings/Investment Plan and Deferred Compensation Plan as a matching contribution, in the case of Mr. Whelan and moving expense reimbursement and related income tax gross-up in 1998, and in the case of Mr. Zugel, automobile allowance.

(2) These Shares were issued to Messrs. Gruber, Whelan, Whitney, and Zugel pursuant to the Long-term Incentive Plan described on page 8 hereof. Such Shares are subject to restrictions and risk of forfeiture. At May 31, 1998 these Shares issued to Messrs. Gruber, Whelan, Whitney, and Zugel had market values of $565,013, $376,675, $277,550, and $376,675, respectively. The holders of such Shares are entitled to receive dividends, if any, paid by the Company with respect to such Shares.

(3) Mr. Davis joined the Company in February 1998 and accordingly, the information presented in the Summary Compensation Table reflects compensation from February through the May 31 fiscal year end. Mr. Davis' annual salary is $220,000

     During the Company's fiscal year ended May 31, 1998 Messrs. Gruber, Whelan, Whitney and Zugel were not granted any stock options ("Options") because such officers participate in the LTIP described in the Compensation Committee Report on page 8 of this proxy statement. Upon joining the Company in February 1998, Mr. Davis received options to purchase 75,000 Shares.

     The following table relates to aggregate grants of Options and SAR's under the 1997 Executive Long-Term Incentive Program and predecessor plans. Options granted prior to 1992 had stock appreciation rights ("SAR's") attached. No SAR's are attached to the Options granted since 1991.

                       AGGREGATE OPTION/SAR EXERCISES IN
                         THE COMPANY'S 1998 FISCAL YEAR
                       AND MAY 31, 1998 OPTION/SAR VALUES

                                                                                     VALUE OF
                                                                 NUMBER OF          UNEXERCISED
                                      NO. OF                    UNEXERCISED        IN-THE-MONEY
                                      SHARES                   OPTIONS/SAR'S       OPTIONS/SAR'S
                                     ACQUIRED                    AT 5/31/98        AT 5/31/98(1)
                                        ON         VALUE       (EXERCISABLE/       (EXERCISABLE/
               NAME                  EXERCISE     REALIZED     UNEXERCISABLE)     UNEXERCISABLE)
               ----                  --------    ----------    --------------   -------------------
D.P. Gruber........................   94,000     $2,125,747    134,167/43,833   $  641,710/$175,789
J.D. Whelan........................   38,750     $  427,501     46,417/27,333   $  262,523/$102,164
E.J. Davis.........................       --             --          0/75,000                   0/0
W.F. Whitney, Jr...................   14,000     $  299,250    121,583/20,417   $ 1,175,476/$77,023
F.J. Zugel.........................   22,873     $  247,281     74,126/27,333   $  417,001/$102,164

---------------

(1) The value of an SAR attached to an Option granted prior to 1992 is equal to 80% of the excess of the fair market value of Shares of the Company's common stock on the date of exercise over the exercise price of such option.

PENSION BENEFITS

     All salaried employees and executive officers of the Company participate in a defined benefit pension plan (the "Plan"). Under the terms of the Plan each eligible employee receives a retirement benefit based on the number of years of his or her credited service (to a maximum 35 years) and average annual total earnings (salary plus incentive bonus only) for the five consecutive most highly paid years during the ten years preceding retirement. In addition, the executive officers covered by the Summary Compensation Table and certain other key executives designated by the Compensation Committee (the "Committee") are eligible to receive benefits under the Supplemental Retirement Plan for Senior Executives (the "SERP"). Under the SERP, participants who have been employed by the Company for at least five years who retire at age 62 are entitled to receive a pension equal to their highest average annual earnings during any preceding 60-consecutive month period multiplied by 4% for each year of service up to ten years and 2% per year from ten to fifteen years. This supplemental benefit is reduced if the participant retires prior to age 62 and is further reduced by benefits payable under the Company's qualified pension plan and by social security payments. If the Committee so determines, payments under the SERP may be terminated if a retired participant becomes "substantively employed," as defined in the SERP, by another employer before age 65. The following table indicates the aggregate estimated annual benefit payable, as single life annuity amounts, under both the Plan and the SERP to participants retiring in various categories of earnings and years of service. To the extent that an annual retirement benefit exceeds the limits imposed by the Internal Revenue Code, the difference will be paid from the general operating funds of the Company.

     As of May 31, 1998, the individuals named in the Summary Compensation Table had full credited years of service with the Company as follows: Mr. Gruber, six years; Mr. Whelan, four years; Mr. Whitney, seven years, and Mr. Zugel, five years.

                                PENSION BENEFITS

                                                                    YEARS OF SERVICE
                                                            ---------------------------------
                                                                                      15 AND
                       REMUNERATION                            5           10          ABOVE
                       ------------                         -------      -------      -------
  $250,000................................................   50,000      100,000      125,000
   350,000................................................   70,000      140,000      175,000
   450,000................................................   90,000      180,000      225,000
   550,000................................................  110,000      220,000      275,000
   650,000................................................  130,000      260,000      325,000
   750,000................................................  150,000      300,000      375,000

TOTAL STOCKHOLDER RETURN

     The graph presented below compares the yearly percentage change in the Company's cumulative total stockholder return, assuming dividend reinvestment, with the cumulative total return of the Dow Jones Equity Market Index, a broad market index, and the Dow Jones Aerospace & Defense Sector index, which includes several of the Company's most significant customers and other aerospace industry companies, for the five-year period ending May 31, 1998.

                                    [CHART]

                       5/28/93  5/27/94  6/2/95  5/31/96  5/30/97  5/29/98
                       -------  -------  ------  -------  -------  -------
Aerospace & Defense      100     125.5    175.1   259.8    314.1    334.7
Equity Mkt Index         100     104.2    124.4   160.2    206.1    270.5
Wyman-Gordon Co.         100     125.1    219.9   342.6    446.6    390.2


AGREEMENTS WITH MANAGEMENT

     At the time of his election as President and Chief Executive Officer in 1994, Mr. Gruber and the Company entered into an agreement that provides for a two year rolling term of employment and for continuation of employee benefits in the event of termination of his employment under specified conditions. Mr. Gruber and the Company have also entered into a Severance Agreement described below, a Performance Share Agreement and irrevocable trust arrangement as described on page 13, as well as the agreements pursuant to the LTIP described on page 8.

     The Company has entered into Severance Agreements with each of its executive officers, that would provide such officers with specified benefits in the event of termination of employment within three years following a change of control of the Company when both employment termination and such change in control occur under conditions defined in the agreements. Such benefits include a payment equal to a maximum of 250% of the executive officer's annual compensation, continuation of insurance coverages for up to twenty-four months following termination and accelerated vesting of existing options and stock appreciation rights. No benefits are payable under the Severance Agreements in the event of an executive officer's termination for cause, in the event of retirement, disability or death or in cases of voluntary termination in circumstances other than those specified in the agreements that would entitle an executive officer to benefits. In addition the Company has entered into agreements with its executive officers pursuant to the LTIP described on page 8 hereof.

                           2.  SELECTION OF AUDITORS

     The Board of Directors, on the advice of the Audit Committee recommends the selection of Ernst & Young as auditors for the fiscal year 1999. That firm was appointed as the Company's auditors in 1992, upon the recommendation of management and approval of the Audit Committee.

     The affirmative vote of a majority of the Shares voting at the Meeting is required for the selection of Ernst & Young as auditors. Representatives of Ernst & Young will be present at the Meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

     The Board of Directors recommends a vote FOR this proposal.

                   SECURITIES AND EXCHANGE COMMISSION REPORTS

     During the Company's fiscal year ended May 31, 1998 Securities and Exchange Commission ("SEC") Forms 4 (Statement of Changes in Beneficial Ownership) were not timely filed by Mrs. King. Such filings have been subsequently corrected.

                  STOCKHOLDER PROPOSALS -- 1999 ANNUAL MEETING

     All proposals of stockholders to be presented at the annual meeting of the Company which will be held in 1999 must be received by the Clerk of the Company before July 22, 1999, in order to be included in the proxy statement and form of proxy which will relate to that meeting.

                              VOTING INSTRUCTIONS

     The matters set forth in the Notice of Annual Meeting will be voted upon in the order in which they are listed in the Notice. The proxy form accompanying this Proxy Statement provides boxes by means of which stockholders executing the proxy forms may vote for or withhold authority in the election of management's nominees for election of directors. Proxies will be voted in accordance with such designation or, if no such designation is indicated, will be voted in favor of the election of the nominees. While management has no reason to believe that any of the nominees will not be available as a candidate at the Annual Meeting, should any of the nominees not be a candidate, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute designated by management. Proxies will be voted in accordance with the marking of boxes on the other questions specified on the proxy and in the absence of a designation, will be voted in the affirmative. If any other business is brought before the meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. Broker non-votes are counted in establishing a quorum for the transaction of business at the Annual Meeting, but are not voted for or against matters presented for stockholder consideration. Proxy cards which are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Abstentions with respect to a proposal are not counted as favorable votes, and therefore have the same effect as a vote against the proposal.

                                 OTHER BUSINESS

     The management of the Company knows of no other matters which may come before the Annual Meeting. As to any other business which may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

                              WYMAN-GORDON COMPANY

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OCTOBER 21, 1998

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Edward J. Davis and Wallace F. Whitney, Jr., or either of them, as proxies with full power of substitution in each, to vote all shares of common stock par value $1.00 per share ("Shares"), of Wyman-Gordon Company (the "Company") held of record by the undersigned at the Annual Meeting of Shareholders (the "Meeting") to be held at the Worcester Historical Museum, 30 Elm Street, Worcester, Massachusetts on Wednesday, October 21, 1998 at 10:00 a.m., and at any adjournments or postponements thereof, on all matters that may properly come before said meeting.

This proxy when properly executed will be voted as directed on the reverse side, or, in the absence of such directions, this proxy will be voted (i) FOR each of the nominees named in Proposal 1 and FOR Proposal 2 and (ii) in accordance with the best judgment of the persons voting such proxies.

--------------------------------------------------------------------------------
   PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED
                                    ENVELOPE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Signature(s) must correspond exactly with the name(s) as shown above. Where stock is registered jointly in the names of two or more persons, ALL must sign. If this proxy is submitted by a corporation or partnership, it must be executed in the full corporate or partnership name by a duly authorized person. When signing in a fiduciary or representative capacity (as attorney, trustee, corporate officer, etc.) give your full title as such.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

-----------------------------              -----------------------------

-----------------------------              -----------------------------

-----------------------------              -----------------------------


[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE


Abstain                                                                                                  FOR  AGAINST
1.) Election of each of the following four               2.) Approval of the selection of Ernst & Young
    persons to the Board of Directors for                    LLP as independent auditors for the         [  ]   [  ]   [  ]
    a three year term expiring in 2001 and                   Company for Fiscal Year 1999
    until his successor is elected and
    qualified.

                                   WITH-  FOR ALL
                             FOR   HOLD    EXCEPT
     David P. Gruber         [ ]   [  ]    [   ]

     Robert L. Leibensperger [ ]   [  ]    [   ]          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
                                                          PROPOSALS LISTED ABOVE
     Andrew E. Lietz         [ ]   [  ]    [   ]

     J. Douglas Whelan       [ ]   [  ]    [   ]



                                           ------------
Please be sure to sign and date this Proxy  Date
-------------------------------------------------------
Shareholder sign here       Co-owner sign here
                                                          MARK BOX AT RIGHT IF COMMENTS OR ADDRESS CHANGE HAVE   [  ]
-------------------------------------------------------   BEEN NOTED ON THE REVERSE SIDE OF THIS CARD.


--------------------------------------------------------------------------------
DETACH CARD



                              WYMAN-GORDON COMPANY


Dear Shareholder:

Please take note of the important information in the proxy materials enclosed with this Proxy Ballot.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, October 21, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely



Wallace F. Whitney, Jr.
Clerk